EXHIBIT 99.4

Consent of Deutsche Bank Securities Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated November 14, 2005, to the Special Committee of the Board of Directors of Micro Therapeutics, Inc. as Annex B to the Information Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Information Statement/Prospectus under the captions entitled “SUMMARY — Opinion of Financial Advisor to the MTI Special Committee”, “THE MERGER — Background of the Merger”, “THE MERGER — The MTI Special Committee’s and MTI’s Reasons for the Merger” and “THE MERGER — Opinion of Financial Advisor to the MTI Special Committee”.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Rules”), and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act or the Rules.

DEUTSCHE BANK SECURITIES INC.

By: /s/ Gregory S. Sorensen

Name: Gregory S. Sorensen

Title: Managing Director

November 23, 2005